Press Release
Forward Air Corporation To Acquire Central States Trucking

GREENEVILLE, Tenn.--(BUSINESS WIRE)-January 23, 2014-- Forward Air Corporation (NASDAQ:FWRD) today announced that it has signed a definitive agreement to acquire all of the stock of Central States Trucking Company and Central States Logistics, Inc., (collectively referred to as “CST” in this release), from Central States Inc. Founded in 1980, CST provides industry leading container and intermodal drayage services primarily within the Midwest region of the United States. CST also provides linehaul service within the airport-to-airport space, as well as, dedicated contract and Container Freight Station (“CFS”) warehouse services.

CST has a seven terminal network with approximately 500 office employees and drivers. Headquartered in Bensenville, IL, CST had 2013 unaudited revenues of approximately $66 million. The purchase price will be $95.6 million, which is approximately eight times 2013 adjusted EBITDA. CST will be acquired on a cash-free, debt-free basis with an adjustment for working capital. Forward Air also anticipates approximately $15 million in net present value of expected cash tax savings as a result of the transaction. The transaction will be funded by Forward Air’s cash reserves and is expected to be accretive to its 2014 earnings.

The closing of the transaction is subject to various customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”), as amended, and compliance with the covenants and agreements in the definitive agreement in all material respects. It is anticipated that the transaction will close in the first quarter of 2014.

Bryan Grane, President and CEO of CST, said: “We are extremely pleased to join the Forward Air team. We feel that combined with Forward Air’s strengths in expedited linehaul and final mile LTL solutions, our new partnership will allow CST to more quickly achieve our corporate vision to be the market leader in international supply-chain trucking and warehousing. With the combined entity offering over 90 terminals and 40 CFS stations, we will be able to provide our international air and ocean customers with greater supply-chain flexibility, scale and continuity.”

Bruce A. Campbell, Chairman, President and CEO of Forward Air Corporation, said, “We are very excited about the acquisition of CST. For a number of years we have had the desire to enter the drayage space via purchase of a company with a scalable platform. CST not only provides that platform, but does so while achieving the high margins and low asset intensity that our shareholders have come to expect from us.”

Continuing, Mr. Campbell said, “Over time, we feel confident that Bryan and his team of seasoned transportation professionals will give us the ability to duplicate their approach to the drayage space on a nationwide scale.”

In closing, Mr. Campbell said, “We look forward to the addition of this newest service offering to our airport-to-airport network, TLX full truckload, Complete pick-up and delivery, Solutions final mile and TQI temperature-controlled services. Undoubtedly, there will be both cross-selling and operational opportunities for our combined teams to take advantage of as we move forward.”

About Forward Air Corporation

Forward Air Corporation operates three business segments, Forward Air, Inc., Forward Air Solutions, Inc. and Total Quality, Inc.

Forward Air, Inc. is a high-service-level contractor to the air cargo industry providing time-definite ground transportation services through a network of terminals located on or near major airports in 85 cities in the United States and Canada. It provides these services as a cost-effective alternative to air transportation of cargo that must be delivered at a specific time but is relatively less time-sensitive than traditional air freight or when air transportation is not economical.

Forward Air Solutions, Inc. is a provider of pool distribution services. Pool distribution involves the consolidation and shipment of several smaller less-than-truckload shipments to a common area or region. Once at the regional destination, the loads are deconsolidated, then grouped with other shipments with common delivery points, and delivered in a very precise, time-sensitive manner. Our pool distribution network consists of terminals and service locations in 19 cities within the Mid-Atlantic, Southeast, Midwest and Southwest.

Total Quality, Inc. utilizes industry-leading temperature-controlled equipment, 24-hour monitoring and tracking technology and layered security features to provide our customers with the highest level of service. In addition to our core pharmaceutical services, we provide brokerage transportation services. Headquartered in central Michigan, we service the United States, Canada and Mexico.

Important Information
This press release contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to future events or our future financial performance, including, without limitation, statements as to CST, the satisfaction of the closing conditions with respect to the transaction or the anticipated benefits of the transaction. Some forward-looking statements may be identified by use of such terms as “believes,” “anticipates,” “intends,” “plans,” “estimates,” “projects” or “expects.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The following is a list of factors, among others, that could cause actual results to differ materially from those contemplated by the forward-looking statements: economic factors such as recessions, inflation, higher interest rates and downturns in customer business cycles, our inability to maintain our historical growth rate because of a decreased volume of freight moving through our network or decreased average revenue per pound of freight moving through our network, increasing competition and pricing pressure, surplus inventories, loss of a major customer, the creditworthiness of our customers and their ability to pay for services rendered, our ability to secure terminal facilities in desirable locations at reasonable rates, the inability of our information systems to handle an increased volume of freight moving through our network, changes in fuel prices, claims for property damage, personal injuries or workers' compensation, employment matters including rising health care costs, enforcement of and changes in governmental regulations, environmental and tax matters, the handling of hazardous materials, the availability and compensation of qualified independent owner-operators and freight handlers needed to serve our transportation needs and our inability to successfully integrate acquisitions. As a result of the foregoing, no assurance can be given as to future financial condition, cash flows or results of operations. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Forward Air Corporation
Rodney L. Bell, 423-636-7000
rbell@forwardair.com